Exhibit 10.34

Non-Employee Director – Initial Award Certificate

RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

(“Grantee”)

by CommScope Holding Company, Inc. (the “Company”) of

restricted stock units convertible, on a one-for-one basis, into shares of Stock (the “Units”). The Units are granted pursuant to and subject to the provisions of the CommScope Holding Company, Inc. Non-Employee Director Compensation Plan (the “Director Plan”), which is operated as a subplan of the CommScope Holding Company, Inc. 2013 Long-Term Incentive Plan (the “LTIP” and, together with the Director Plan, the “Plans”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions and the Plans. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plans.

Unless vesting is accelerated as provided in Section 1 of the Terms and Conditions, the Units shall vest (become non-forfeitable) on the first anniversary of the Grant Date, subject to Grantee’s Continuous Service on such date.

IN WITNESS WHEREOF, CommScope Holding Company, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

COMMSCOPE HOLDING COMPANY, INC.

By:	Frank B. Wyatt, II
Its:	Senior Vice President, General Counsel and Secretary

Grant Date:

Non-Employee Director – Initial Award Certificate

TERMS AND CONDITIONS

1. Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)	as to all of the Units, the first anniversary of the Grant Date, provided Grantee is then still providing Continuous Service to the Company;

(b)	as to all of the Units, the termination of Grantee’s Continuous Service due to death or Disability;

(c)	as to all of the Units, the occurrence of a Change in Control, if the Units are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control; or

(d)	as to all of the Units, following the occurrence of a Change in Control, the Company’s (or a successor of the Company’s) termination of Grantee’s Continuous Service without Cause prior to the first anniversary of the Grant Date, if the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control.

If Grantee’s Continuous Service terminates prior to a Vesting Date for any reason other than as described in (b) or (d) above, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

2. Conversion to Stock. Unless the Units are forfeited prior to the Vesting Date as provided in Section 1 above, the Units will be converted to shares of Stock on the Vesting Date (the “Conversion Date”). The shares of Stock will be registered in the name of Grantee as of the Conversion Date, and certificates for the shares of Stock (or, at the option of the Company, statements of book entry notation of the shares of Stock in the name of Grantee in lieu thereof) shall be delivered to Grantee or Grantee’s designee upon request of Grantee as soon as practicable after the Conversion Date.

3. Dividend Rights. If any dividends or other distributions are paid with respect to the Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee until the Vesting Date. Such amounts shall be subject to the same vesting and forfeiture provisions as the Units to which they relate. Accrued dividends held pursuant to the foregoing provision shall be paid by the Company to Grantee on the Vesting Date.

4. Voting Rights. Grantee shall not have voting rights with respect to the Units. Upon conversion of the Units into shares of Stock, Grantee will obtain full voting rights and other rights as a stockholder of the Company.

5. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Units are not assignable or transferable by Grantee other than to a beneficiary or by will or the laws of descent and distribution.

6. Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

7. No Right of Continued Service. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue to provide services to, the Company or any Affiliate.

8. Plans Control. The terms contained in the Plans are incorporated into and made a part of this Certificate, and this Certificate shall be governed by and construed in accordance with the Plans. In the event of any actual or alleged conflict between the provisions of the Plans and the provisions of this Certificate, the provisions of the Plans shall be controlling and determinative.

9. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plans.

10. Severability. If any one or more of the provisions contained in this Certificate are invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

Non-Employee Director – Initial Award Certificate

11. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: CommScope Holding Company, Inc. 1100 CommScope Place, SE, Hickory, NC 28602, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

12. Compensation Recoupment Policy. The Units and any Stock issued thereunder shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.